LEASE TERMINATION AGREEMENT

LEASE TERMINATION AGREEMENT (“Agreement”) dated as of the 13th day of July, 2005, between 44 WALL OWNER, LLC, a Delaware limited liability company, having an office at c/o Swig Equities, LLC, 770 Lexington Avenue, New York, New York 10021 (“Landlord”) and INDEPENDENT RESEARCH GROUP LLC, a Delaware limited liability company, having an office at 44 Wall Street, New York, New York 10005 (“Tenant”).

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement of Lease (the “Lease”), dated as of May 10, 2004, between Landlord and Tenant, Tenant is leasing certain space on the 10th floor (as set forth on Exhibit A attached hereto, the “Premises”) of the building located at 44 Wall Street, New York, New York (the “Building”); and

WHEREAS, Landlord and Tenant, upon the terms and conditions set forth herein, mutually desire to terminate the Lease and the tenancy created thereby.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.          At 11:59 p.m. on July 15, 2005 (the “Termination Date”), the Lease and the term thereof shall end and expire, and Tenant’s estate in and right of possession to the Premises shall terminate and be wholly extinguished, as if said Termination Date was originally set forth in the Lease as the Expiration Date thereunder.

2.          On the Termination Date, except as set forth in Paragraph 6(b) herein, Tenant shall deliver to Landlord vacant possession of the Premises free and clear of all tenancies, broom clean in its “AS-IS” condition and otherwise in the condition required by the Lease for delivery to Landlord at the end of the term. Except as otherwise expressly set forth in this Agreement, Landlord and Tenant each hereby release the other from any and all liability arising out of or in connection with the Lease or the Premises, from and after the Termination Date, including, but not limited to, Tenant’s obligation to pay for Tenant Upgrades or for any Fixed Rent on account of the period following the Termination Date; provided, however, that each party shall continue to be liable to the other to the extent set forth in this Agreement and the Lease for any claim or liability occurring under the Lease to and including the Termination Date and any obligation of either party which, pursuant to the terms of the Lease, survives the expiration of the Lease.

3.          (a)       Notwithstanding anything in Article 37 of the Lease to the contrary, in consideration of Landlord’s agreement hereunder to terminate the Lease as of the Termination Date, simultaneous with the execution of this Agreement hereof, Tenant shall pay to Landlord a termination fee of Six Hundred and Thirty Two Thousand and Eighteen ($632,018.00) Dollars (the “Termination Fee”), comprised of a certified check in the amount of $248,302.00 and a letter of credit (the “Letter of Credit”) in the amount of $383,716.00. Tenant acknowledges and agrees that Landlord may notify the Issuing Bank and thereupon receive all of the monies represented by the Letter of Credit and use or retain the whole amount as Landlord determines in its sole discretion. Tenant shall deliver to Landlord any documents that Landlord deems reasonably necessary to effectuate the release of the Letter of Credit in accordance with the terms hereof. Notwithstanding anything contained herein to the contrary, the Lease shall continue in full force and effect as if this Agreement were not in existence unless and until the Termination Fee is paid.

(b)            Landlord and Tenant agree that the disgorgement of any portion of the Termination Fee or the avoidance in whole or in part of this Agreement, under any applicable law, including, but not limited to, chapter 5 of title 11 of the United States Code, shall be considered a breach of this Agreement by Tenant and shall entitle Landlord to seek the full amount of the Obligations (as defined below) from Tenant as damages resulting from the breach of this Agreement. “Obligations” shall mean the full amount of Tenant’s obligations under the Lease through the Expiration Date (without giving effect to the terms of Paragraph 1 of this Agreement) less any portion of the Termination Fee that is and will be retained by Landlord, together with the damages which Landlord would be entitled to receive in the event of Tenant’s default under the Lease.

4. Tenant hereby represents and warrants that, as of the date hereof and as of the Termination Date:

(a)               Tenant is the sole holder of the leasehold interest in the Premises under the Lease and that Tenant has not encumbered or granted any rights to any third party with respect to the Premises, and the Lease is in full force and effect and has not been modified or amended;

(b)               This Agreement has been duly and validly authorized, executed and delivered by Tenant and is valid, binding and enforceable against Tenant in accordance with its terms;

(c)               Tenant has the full power and authority to consummate the transactions contemplated hereby; and

(d)               Tenant has no claims against Landlord for any liability arising under the Lease; to the best of Tenant’s knowledge, no other party has a claim against Landlord for any liability arising under the Lease, and to Landlord’s knowledge, neither Landlord nor any other party has a claim against Tenant for any liability arising under the Lease.

5. Notwithstanding anything to the contrary contained in the Lease, from and after the date hereof, Tenant shall not, without Landlord’s consent (a) assign, mortgage or otherwise encumber its interest in and to the Lease and/or the Premises, (b) sublet, license or otherwise permit the occupancy of all or any portion of the Premises by any other person or entity or (c) perform any work, changes, improvements, additions, installations or other alterations to any portion of the Premises (other than ordinary repairs and maintenance and work required to be performed by Tenant in order to satisfy its obligations hereunder).

6. (a) If Tenant pays the Termination Fee but fails to vacate and deliver possession of the Premises in accordance with this Agreement on or before the Termination Date, time being of the essence, without limiting any rights or remedies to which Landlord may be entitled under the Lease, at law or in equity with respect to such failure by Tenant, Tenant hereby agrees that it (i) will accept service of a notice of petition and petition in a summary proceeding in the Civil Court of the City of New York; (ii) consents to the jurisdiction of said Court; (iii) shall not enter any appearance or interpose any defense or counterclaim in any such proceeding; (iv) consents to the entry of a final judgment in said proceeding awarding Landlord immediate possession of the Premises; (v) consents to the immediate issuance of a warrant of eviction by the Clerk of the Civil Court; and (vi) waives (x) any stay of execution of said warrant of eviction and (y) all rights to appeal or collaterally attack the aforesaid final judgment or the issuance and execution of a warrant of eviction.

(b)               Notwithstanding anything in Article 22 of the Lease or this Agreement to the contrary, Landlord and Tenant agree that Tenant shall leave in place all of Tenant’s furniture, furnishings, removable fixtures (excluding computers, servers and routers), desks, workstations, filing cabinets, chairs, security system and kitchen appliances (excluding vending machines) and excluding Tenant’s work product, books and papers and all other personal property (collectively, “Tenant Property”) at the Premises, which shall be thereafter considered the property of Landlord with all attendant rights and obligations associated with such ownership. If Tenant does not surrender possession of and vacate the Premises in accordance with this Agreement on or before the Termination Date, then, in addition to and without limiting any other rights and/or remedies to which Landlord may be entitled under the Lease including, without limitation, the rights set forth in the Lease or this Agreement, at law or in equity, Landlord may, without notice to Tenant, (i) enter the Premises, (ii) remove all of the Tenant Property, (iii) relocate all of such Tenant Property to space designated by Landlord (the “Alternate Space”), in its sole discretion, (iv) change the locks on the entry doors to the Premises and all other doors within the Premises and (v) prohibit the entry into the Premises by Tenant and/or any officer, director, shareholder, principal, employee, invitee, licensee or other representative of Tenant. In connection with the exercise by Landlord of any or all of its rights under this paragraph, (1) any costs and expenses incurred by Landlord shall be payable by TheStreet.com, Inc. on demand, and (2) Landlord shall have no liability to Tenant or TheStreet.com, Inc. whatsoever, including, without limitation, for any damage to any of the Tenant Property. Landlord shall not be obligated to provide any building services whatsoever to Tenant in the Alternate Space. Nothing contained in this Paragraph 6(b) or elsewhere in this Agreement is intended or shall be construed to give Tenant the right to remain in or occupy the Premises or the Alternate Space after the Termination Date. This Paragraph 6(b) shall expressly survive the Termination Date or any sooner termination of the Lease.

(c)               Tenant understands and acknowledges that Landlord may enter into a lease with another tenant for occupancy of the Premises commencing immediately after the Termination Date and that, in entering into such lease, Landlord is relying upon Tenant’s agreement to (i) vacate the Premises on the Termination Date pursuant to this Agreement and (ii) permit Landlord to relocate Tenant Property to the Alternate Space. Accordingly, if Landlord does so enter into a lease with another tenant and Tenant shall hold-over or remain in possession of any portion of the Premises beyond the Termination Date, Tenant shall be subject to the provisions of Section 22 of the Lease, provided however, that the foregoing provision shall not be applicable in the event Tenant shall vacate the Premises without removing the Tenant Property. All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

7. Tenant represents to Landlord that Tenant has dealt with no broker in connection with the negotiation of this Agreement or the Building. Tenant shall indemnify and hold Landlord harmless from and against all loss, cost, liability and expense (including reasonable attorneys’ fees and disbursements), arising out of any claim for a commission or other compensation by any broker who alleges that it has dealt with Tenant in connection with the negotiation of this Agreement or the Building.

8. (a)All capitalized terms used herein and which are not expressly defined herein shall have the respective meanings ascribed thereto in the Lease.

(b)               As modified by this Agreement, the Lease and all of its terms and conditions are hereby in all respects ratified, confirmed and approved

(c)               Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the waiver, modification, amendment, discharge or termination is sought and then only to the extent set forth in such instrument.

(d)               This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)               No waiver by either party or failure or refusal by the other party to comply with its obligations shall be deemed to be a waiver of any other or subsequent failure or refusal to so comply.

(f)                If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall nevertheless be valid and be enforced to the fullest extent permitted by law.

(g)               This Agreement shall be governed by and enforced in accordance with the laws of the State of New York. Nothing in this Agreement shall benefit or be enforceable by any party or entity which is not a party hereto (other than the respective successors and permitted assigns of the parties hereto).

(h)               The provisions of this Agreement shall survive the Termination Date.

(i) This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

(j)                Notwithstanding anything to the contrary contained in the Lease, from and after the execution hereof, Landlord shall have the right, at any time, to enter upon and access the Premises in order to show the same to prospective tenants, purchasers or lenders.

(k)               TIME IS OF THE ESSENCE WITH REGARD TO TENANT’S OBLIGATIONS UNDER THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant do hereby execute this Agreement as of the date first above written.

LANDLORD:

44 WALL OWNER, LLC,

a Delaware limited liability company

By: 44 Wall Mezz, LLC, a Delaware limited liability company

By: 44 Wall Street, LLC, a New York limited liability company

By: SBE 44 Management, LLC, a New York limited liability company

By: /s/ Kent M. Swig

Name: Kent M. Swig

Title: Managing Member

TENANT:

INDEPENDENT RESEARCH GROUP LLC

a Delaware limited liability company

By:	/s/ Jordan Goldstein

Name: Jordan Goldstein

Title: Authorized Person

ACKNOWLEDGED AND AGREED, solely with respect to Paragraph 6(b) hereof:

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.

Name: Thomas J. Clarke, Jr.

Title: Chief Executive Officer

EXHIBIT A

The Premises